Exhibit 10.1

EXTENSION AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

This EXTENSION AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Extension Agreement and Amendment”) is entered into effective as of October 28, 2013 (the “Effective Date”), among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership, as borrower (the “Borrower”), the Lenders named on the signature pages hereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, and the Administrative Agent are parties to that certain Credit Agreement dated as of September 26, 2011 (as amended by that certain First Amendment to Credit Agreement, effective as of September 30, 2011, and that certain Extension Agreement and Second Amendment to Credit Agreement, effective as of September 26, 2012, the “Credit Agreement”).

WHEREAS, the Borrower has requested that the Scheduled Maturity Date be extended from September 26, 2017 to September 26, 2018 pursuant to Section 2.14 of the Credit Agreement (the “Extension”), and has also requested certain amendments, including with respect to Midcoast Energy Partners, L.P.

WHEREAS, subject to the terms and conditions set forth herein, the undersigned Lenders are willing to agree to the Extension, and the parties are willing to agree to amend the Credit Agreement as set forth in Sections 2 and 3 below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Unless otherwise defined in this Extension Agreement and Amendment, terms used in this Extension Agreement and Amendment which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement. The interpretive provisions set forth in Section 1.02 of the Credit Agreement shall apply to this Extension Agreement and Amendment.

SECTION 2. Extension of Scheduled Maturity Date and Reduction of Aggregate Commitments. Subject to the satisfaction of the conditions precedent set forth in Section 4 below:

(a) Consent; Extension Effective Date. (i) Each Lender party hereto consents to the Extension, and (ii) the Extension Effective Date with respect to the Extension is September 26, 2018.

(b) Notice and Certificate Requirements. The parties hereto agree that (i) the 15 day notice requirement set forth in Section 2.14(a) of the Credit Agreement is hereby waived and shall not be applicable to the Extension, and (ii) the certification by the Borrower required by Section 2.14(b) of the Credit Agreement is hereby satisfied by the Borrower’s execution and delivery of this Extension Agreement and Amendment.

(c) Reduction of Commitments. The parties hereto agree that (i) effective as of the Effective Date, the Aggregate Commitments are reduced to $1,975,000,000 pursuant to Section 2.06 of the Credit Agreement, (ii) the requirements for notice with respect to such reduction set forth in Section 2.06 are deemed satisfied by the execution and delivery of this Extension Agreement and Amendment, (iii) such reduction shall be applied as set forth on Schedule 2.01 attached hereto, and (iv) Schedule 2.01 is replaced in its entirety by Schedule 2.01 attached hereto.

SECTION 3. Amendments to the Credit Agreement. The following amendments to the Credit Agreement shall be effective on the date (the “MEP Amendment Effective Date”) that the Administrative Agent receives a certificate dated such date and signed by a Responsible Officer of the Borrower certifying (A) that the MEP IPO Contribution (as defined below) is being consummated on such date on terms consistent with the description contained in the MEP Registration Statement and the MEP IPO (as defined below) is being consummated on such date on substantially the terms set forth in the MEP Registration Statement and (B) that no Default then exists or will result from the consummation of the MEP IPO Contribution and the MEP IPO; provided that the occurrence of the Effective Date shall be a condition to the MEP Amendment Effective Date, and provided further that the MEP Amendment Effective Date shall occur not later than the date specified in Section 4 of this Extension Agreement and Amendment.

(a) Certain Definitions Deleted. The defined terms “EPRM”, “EPRM Swap Contracts”, “Mortgage”, “Mortgage Note Agreements” and “Mortgage Notes”, are hereby deleted in their entirety.

(b) Certain Definitions Amended. The following defined terms appearing in Section 1.01 of the Credit Agreement (Defined Terms) are amended as set forth below:

(i) The definition of “Consolidated EBITDA” is amended in its entirety to read as follows:

““Consolidated EBITDA” means, for any period, an amount equal to the sum of

(a) Consolidated Net Income for such period, plus

(b) (i) consolidated interest expense deducted in determining such Consolidated Net Income, (ii) the amount of taxes, based on or measured by income, used or included in the determination of Consolidated Net Income, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (iv) Marshall/Romeoville Oil Cleanup Costs deducted in determining such Consolidated Net Income; plus

(c) the amount of cash distributions in respect of equity ownership interests in MEP Unrestricted Subsidiaries actually received during such period by the Borrower and its Consolidated Subsidiaries from MEP Unrestricted Subsidiaries; and minus

(d) to the extent included in the calculation of such Consolidated Net Income, the amount of insurance proceeds received to compensate for Marshall/Romeoville Oil Cleanup Costs, not to exceed in the aggregate the amounts by which Consolidated EBITDA for such period or any prior period is or has been increased on account of Marshall/Romeoville Oil Cleanup Costs;

provided however that (I) for purposes of calculating Consolidated EBITDA for the MEP Closing Quarter, and for any four quarter period thereafter that includes the MEP Closing Quarter, the amount added pursuant to clause (c) of this definition with respect to the MEP Closing Quarter shall be the Imputed Cash Receipt Amount for the MEP Closing Quarter; (II) for purposes of calculating Consolidated EBITDA for the First Post-Closing Quarter, and any four quarter period thereafter that includes the First Post-Closing Quarter, the amount added pursuant to clause (c) of this definition with respect to the First Post-Closing Quarter shall be the Imputed Cash Receipt Amount for the First Post-Closing Quarter; and (III) notwithstanding that the financial statements delivered by the Borrower pursuant to Section 6.01(a) for the year ending December 31, 2013 and the fiscal quarters thereafter may (at the option of the Borrower) be prepared on a pro forma basis as if the closing of the MEP IPO Transactions had occurred on January 1, 2013, Consolidated EBITDA for the quarters ending March 31, 2013, June 30, 2013 and September 30, 2013, and for any period thereafter that includes in its Consolidated EBITDA calculation any of the quarters ending March 31, 2013, June 30, 2013 or September 30, 2013, shall be calculated as if the MEP Unrestricted Subsidiaries were Restricted Subsidiaries through September 30, 2013 and became Unrestricted Subsidiaries on October 1, 2013.”

(ii) The definition of “Consolidated Net Income” is amended by inserting the words “Non-MEP” before the second reference to “Unrestricted Subsidiaries”.

(iii) The definition of “Consolidated Operating Income” is amended by inserting the words “Non-MEP” before the reference to “Unrestricted Subsidiaries”.

(iv) The definition of “Daily Floating Eurodollar Rate” is amended in its entirety to read as follows:

““Daily Floating Eurodollar Rate” means, with respect to any Swing Line Loan or any Base Rate Loan that is accruing interest based on clause (c) of the definition of Base Rate, for each day that it is a Daily Floating Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate

(“LIBOR”) or a comparable or successor rate, which rate is reasonably approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day), for U.S. dollar deposits with a term equivalent to one (1) month; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.”

(v) The definition of “Excess Swap Termination Value” is amended by deleting the phrase “(other than EPRM Swap Contracts)”.

(vi) The definition of “Fixed Period Eurodollar Rate” is amended in its entirety to read as follows:

““Fixed Period Eurodollar Rate” means, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is reasonably approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.”

(vii) The definition of “Interest Period” is amended by adding the following after the first use of the word “thereafter”: “(in each case, subject to availability)”.

(viii) The definition of “Material Subsidiary” is amended in its entirety as follows:

““Material Subsidiary” means (a) any Subsidiary (other than a MEP Unrestricted Subsidiary) that directly or through one or more Subsidiaries (i) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries (other than the MEP Unrestricted Subsidiaries), or (ii) contributed 10% or more of Consolidated Operating Income for any fiscal quarter during the four fiscal quarters most recently ended of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries (other than the MEP Unrestricted Subsidiaries), or (b) any Subsidiary (other than a MEP Unrestricted Subsidiary) that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on any date of determination. A Subsidiary will be deemed to have become a Material Subsidiary on either (i) the date of its acquisition or formation, if after giving effect to such acquisition or formation, it constitutes a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent, or, if applicable (ii) the 75th day following the end of each of the first 3 fiscal quarters of the Borrower or the 120th day following the end of each fiscal year of the Borrower, as applicable, if as of the immediately preceding quarter-end or year-end, as applicable, and based on the financial statements prepared for such ending quarterly or annual period, it constituted a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent.”

(ix) The definition of “Non-OLP Pro Forma EBITDA” is amended in its entirety as follows:

““Non-OLP Pro Forma EBITDA” means, for any period, at the time of any determination thereof, without duplication, an amount equal to the sum of

(a)	Non-OLP Consolidated Net Income, plus

(b)	to the extent actually deducted in determining such Non-OLP Consolidated Net Income, interest expense (and in the case of Capital Leases the portion of rent expense that is treated as interest in accordance with GAAP), income taxes, depreciation and amortization for the Non-OLP Subsidiaries for such period, calculated on a pro forma basis making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such period, to the extent not reflected in such Non-OLP Consolidated Net Income, plus

(c)	the amount of cash distributions in respect of equity ownership interests in MEP Unrestricted Subsidiaries actually received during such period by the Non-OLP Subsidiaries from MEP Unrestricted Subsidiaries;

provided however that (I) for purposes of calculating Non-OLP Pro Forma EBITDA for the MEP Closing Quarter, and for any four quarter period thereafter that includes the MEP Closing Quarter, the amount added pursuant to clause (c) of this definition with respect to the MEP Closing Quarter shall be the Imputed Non-OLP Cash Receipt Amount for the MEP Closing Quarter; (II) for purposes of calculating Non-OLP Pro Forma EBITDA for the First Post-Closing Quarter, and any four quarter period thereafter that includes the First Post-Closing Quarter, the amount added pursuant to clause (c) of this definition with respect to the First Post-Closing Quarter shall be the Imputed Non-OLP Cash Receipt Amount for the First Post-Closing Quarter; and (III) notwithstanding that the financial statements delivered by the Borrower pursuant to Section 6.01(a) for the year ending December 31, 2013 and the fiscal quarters thereafter may (at the option of the Borrower) be prepared on a pro forma basis as if the closing of the MEP IPO Transactions had occurred on January 1, 2013, Non-OLP Pro Forma EBITDA for the quarters ending March 31, 2013, June 30, 2013 and September 30, 2013, and for any period thereafter that includes in its Non-OLP Pro Forma EBITDA calculation any of the quarters ending March 31, 2013, June 30, 2013 or September 30, 2013, shall be calculated as if the MEP Unrestricted Subsidiaries were Restricted Subsidiaries through September 30, 2013 and became Unrestricted Subsidiaries on October 1, 2013.”

(x) The definition of “Pro Forma EBITDA” is amended by inserting the following words after the existing words “then the net income of such Subsidiary shall not be included in the calculation of Consolidated Net Income for such Subject Period”: “, cash distributions received by such Subsidiary from MEP Unrestricted Subsidiaries shall not be added in the calculation of Consolidated EBITDA for such Subject Period,”.

(xi) The penultimate sentence of the definition of “Subsidiary” is to read as follows: “In the definitions of “Unrestricted Subsidiary”, “Material Subsidiary”, “MEP Unrestricted Subsidiary”, “Non-Wholly Owned” and “Wholly-Owned”, the term “Subsidiary” means each Subsidiary of the Borrower.”

(xii) The definition of “Unrestricted Subsidiary” is amended in its entirety to read as follows:

““Unrestricted Subsidiaries” means (a) each MEP Unrestricted Subsidiary and (b) any other Subsidiary of the Borrower that is designated to the Administrative Agent in writing by the Borrower as an Unrestricted Subsidiary after the date hereof; provided, however, that no Subsidiary designated pursuant to the preceding clause (b) may be designated as an Unrestricted Subsidiary if, (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, (ii) the creation, formation or acquisition of such Subsidiary would not otherwise be permitted under Section 7.02 hereof, or (iii) based on the financial statements most recently delivered pursuant to Section 6.01 or the good faith determination by the Borrower, such Subsidiary is a Material Subsidiary. If an Unrestricted Subsidiary (other than a MEP Unrestricted Subsidiary) becomes a Material Subsidiary, such Subsidiary shall no longer be deemed an Unrestricted Subsidiary.”

(c) New Definitions Added. The following defined terms are hereby added to Section 1.01 of the Credit Agreement (Defined Terms) in the appropriate alphabetical order:

“Financial Support Agreement” means the Financial Support Agreement between the Borrower and Midcoast Operating.

“Financial Support Agreement Letter of Credit” means a letter of credit the Borrower has caused to be issued pursuant to the Financial Support Agreement for the support of Midcoast Operating and/or its Wholly-Owned operating subsidiaries.

“Financial Support Agreement Letter of Credit Amount” represents the aggregate face value, in U.S. dollars, of Financial Support Letters of Credit outstanding at the close of business on any business day, after taking into account any changes in such amount since the close of business on the immediately preceding business day.

“Financial Support Agreement Parental Guarantee” means a guarantee provided by the Borrower in connection with any commodity derivative contract or natural gas or natural gas liquids purchase agreement which Midcoast Operating or any of its Wholly-Owned Subsidiaries plans to enter into or to which it or they is a party or parties, for the benefit of Midcoast Operating and/or its Wholly-Owned Subsidiaries pursuant to the Financial Support Agreement.

“Financial Support Agreement Parental Guarantee Amount” means the aggregate Net Realizable Financial Obligation of Midcoast Operating and its Wholly-Owned Subsidiaries under their respective commodity derivative contracts and natural gas and natural gas liquid purchase agreements that are guaranteed by the Borrower pursuant to the Financial Support Agreement Parental Guarantees, in each case after taking into account market fluctuations in commodity prices, any related Financial Support Agreement Letters of Credit and any increases or decreases to the obligations underlying each Financial Support Agreement Parental Guarantee.

“First Post-Closing Quarter” means the fiscal quarter that immediately follows the MEP Closing Quarter.

“Imputed Cash Receipt Amount” means:

(1) for the MEP Closing Quarter: an amount equal to the sum of : (a) the amount of Available Cash (as defined in the MEP Limited Partnership Agreement) in respect of the MEP Closing Quarter that the Borrower and its Consolidated Subsidiaries would have been entitled to receive within 45 days after the end of the MEP Closing Quarter pursuant to Sections 6.3(a) and 6.5(a) of the MEP Limited Partnership Agreement, determined on a pro forma basis (in a manner reasonably acceptable to the Administrative Agent) as if the MEP IPO Transactions had closed prior to the first day of the MEP Closing Quarter plus (b) the amount of Distributable Cash (as defined in the Midcoast Operating Limited Partnership Agreement) in respect of the MEP Closing Quarter that the Borrower and its Consolidated Subsidiaries would have been entitled to receive within 45 days after the end of the MEP Closing Quarter pursuant to Section 6.01 of the Midcoast Operating Limited Partnership Agreement, determined on a pro forma basis (in a manner reasonably acceptable to the Administrative Agent) as if the MEP IPO Transactions had closed prior to the first day of the MEP Closing Quarter; and

(2) for the First Post-Closing Quarter: an amount equal to the sum of : (a) the amount of Available Cash (as defined in the MEP Limited Partnership Agreement) in respect of the First Post-Closing Quarter that the Borrower and its Consolidated Subsidiaries are entitled to receive within 45 days after the end of the First Post-Closing Quarter pursuant to Sections 6.3(a) and 6.5(a) of the MEP Limited Partnership Agreement plus (b) the amount of Distributable Cash (as defined in the Midcoast Operating Limited Partnership Agreement) in respect of the First Post-Closing Quarter that the Borrower and its Consolidated Subsidiaries are entitled to receive within 45 days after the end of the First Post-Closing Quarter pursuant to Section 6.01 of the Midcoast Operating Limited Partnership Agreement.

“Imputed Non-OLP Cash Receipt Amount” means:

(1) for the MEP Closing Quarter: an amount equal to the sum of : (a) the amount of Available Cash (as defined in the MEP Limited Partnership Agreement) in respect of the MEP Closing Quarter that the Non-OLP Subsidiaries would have been entitled to receive within 45 days after the end of the MEP Closing Quarter pursuant to Sections 6.3(a) and 6.5(a) of the MEP Limited Partnership Agreement, determined on a pro forma basis (in a manner reasonably acceptable to the Administrative Agent) as if the MEP IPO Transactions had closed prior to the first day of the MEP Closing Quarter plus (b) the amount of Distributable Cash (as defined in the Midcoast Operating Limited Partnership Agreement) in respect of the MEP Closing Quarter that the Non-OLP Subsidiaries would have been entitled to receive within 45 days after the end of the MEP Closing Quarter pursuant to Section 6.01 of the Midcoast Operating Limited Partnership Agreement, determined on a pro forma basis (in a manner reasonably acceptable to the Administrative Agent) as if the MEP IPO Transactions had closed prior to the first day of the MEP Closing Quarter; and

(2) for the First Post-Closing Quarter: an amount equal to the sum of : (a) the amount of Available Cash (as defined in the MEP Limited Partnership Agreement) in respect of the First Post-Closing Quarter that the Non-OLP Subsidiaries are entitled to receive within 45 days after the end of the First Post-Closing Quarter pursuant to Sections 6.3(a) and 6.5(a) of the MEP Limited Partnership Agreement plus (b) the amount of Distributable Cash (as defined in the Midcoast Operating Limited Partnership Agreement) in respect of the First Post-Closing Quarter that the Non-OLP Subsidiaries are entitled to receive within 45 days after the end of the First Post-Closing Quarter pursuant to Section 6.01 of the Midcoast Operating Limited Partnership Agreement.

“MEP” means Midcoast Energy Partners, L.P., a Delaware limited partnership.

“MEP Closing Quarter” means the fiscal quarter in which the closing of the MEP IPO Transactions occurs.

“MEP General Partner” means Midcoast Holdings, L.L.C., a Delaware limited liability company, which is, as of the closing date of the MEP IPO Transaction, the general partner of MEP, and thereafter, each successor general partner.

“MEP IPO” means the initial underwritten public offering of equity interests in MEP pursuant to the MEP Registration Statement.

“MEP IPO Contribution” means the contribution to MEP of 38.999% of the limited partner interests of Midcoast Operating and all of the ownership interests of the general partner of Midcoast Operating.

“MEP IPO Transactions” means the transactions consummated in connection with the MEP IPO and the MEP IPO Contribution pursuant to and in accordance with the MEP Registration Statement.

“MEP Limited Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Midcoast Energy Partners L.P.

“MEP Registration Statement” means the MEP Registration Statement on Form S-1 (File No. 333-189341), including the prospectus forming a part thereof and the exhibits filed therewith, filed with the SEC on June 14, 2013, as amended by Amendment No. 1 to Form S-1 filed with the SEC on August 7, 2013, Amendment No. 2 to Form S-1 filed with the SEC on September 3, 2013, Amendment No. 3 to Form S-1 filed with the SEC on September 27, 2013, Amendment No. 4 to Form S-1 filed with the SEC on October 7, 2013, Amendment No. 5 to Form S-1 filed with the SEC on October 16, 2013 and as further amended, supplemented or otherwise modified on or prior to the Effective Date and as further amended, supplemented or otherwise modified on or prior to the date of consummation of the IPO, provided that any such further amendment, supplement or other modification after the Effective Date is not adverse in any material respect to the interests of the Lenders or is otherwise consented to by the Required Lenders (such consent not to be unreasonably withheld).

“MEP Unrestricted Subsidiary” means each of the following entities, so long as such entity is a Subsidiary of the Borrower: MEP General Partner, MEP and each of their respective Subsidiaries. In the event MEP (or a Subsidiary of MEP) becomes a Wholly-Owned Subsidiary of the Borrower, such Wholly-Owned Subsidiary and its Subsidiaries shall no longer be “MEP Unrestricted Subsidiaries”. If at any time MEP General Partner engages in any business other than being the general partner of , and, for the avoidance of doubt, making investments in, MEP, it shall not be a “MEP Unrestricted Subsidiary”.

“Midcoast Operating” means Midcoast Operating, L.P., a Texas limited partnership whose sole general partner is, as of the closing date of the MEP IPO Transaction, a Wholly-Owned Subsidiary of MEP and of which the Borrower owns, as of the closing date of the MEP IPO Transactions, approximately 61% of the limited partner interests.

“Midcoast Operating Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Midcoast Operating, L.P.

“Net Realizable Financial Obligation” means (a) in the case of outstanding commodity derivative contracts, the amount required to terminate or discharge each such contract based upon current market prices of the relevant commodity and (b) in the case of natural gas and natural gas liquids purchase agreements, the outstanding amount owed for product received that would be recorded as a liability under GAAP, in each case, net of any amounts owed to Midcoast Operating under any agreements with counterparties that have received Financial Support Agreement Parental Guarantees from the Borrower pursuant to the Financial Support Agreement.

“Non-MEP Unrestricted Subsidiary” means any Unrestricted Subsidiary that is not a MEP Unrestricted Subsidiary.

“Non-Wholly Owned” when used to describe a Subsidiary means a Subsidiary that is not Wholly-Owned.

“Working Capital Loan Agreement” means the Working Capital Loan Agreement between the Borrower and Midcoast Operating.

(d) Amendment to Section 2.03(a)(i) (The Letter of Credit Commitment). Section 2.03(a)(i) (The Letter of Credit Commitment) of the Credit Agreement is amended (i) by inserting the phrase “, for its use and the use of any of its Subsidiaries or the MEP Unrestricted Subsidiaries” after the first reference to the phrase “for the account of the Borrower”, and (ii) by inserting the phase “, for its use and the use of any of its Subsidiaries or the MEP Unrestricted Subsidiaries and any drawings thereunder” after the second reference to the phrase “for the account of the Borrower”.

(e) Amendment to Section 3.03 (Inability to Determine Rates). Section 3.03 (Inability to Determine Rates) of the Credit Agreement is amended by inserting the following new paragraph at the end of such Section: “Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the affected Loans (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.”

(f) Amendment to Section 6.02(a)(i) (Compliance Certificate). Section 6.02(a)(i) of the Credit Agreement is amended by inserting the following at the end:

“, and with respect to any Compliance Certificate relating to a period that includes any date occurring on or after the consummation of the MEP IPO, a reasonably detailed reconciliation of the components reflected in the calculation of compliance with Sections 7.09, 7.10 and 7.11 to the corresponding amounts set forth in the financial statements for such period”

(g) Amendment to Section 7.01(i) (Permitted Liens). Section 7.01(i) (permitted Liens for Mortgage Notes) is amended by deleting the text in such subsection and substituting in lieu thereof, the phrase “intentionally left blank”.

(h) Amendment to Section 7.01(j) (Permitted Liens). Section 7.01(j) (permitted Liens securing Swap Contracts) is amended by deleting therefrom the phrase “on property not covered by any Mortgage”.

(i) Amendment to Section 7.05 (Transactions with Affiliates). Section 7.05 (Transactions with Affiliates) is amended by (i) deleting the word “or” after the phrase “an Affiliate to the Borrower,” and (ii) adding the following after the phrase “the Board of Directors of the Delegate”:

“, or to the MEP IPO Transactions or to transactions entered into with any MEP Unrestricted Subsidiary on terms and conditions, taken as a whole, that are fair and reasonable to the Borrower and the Borrower’s Subsidiaries, taking into account the totality of the relationship between the Borrower and the Borrower’s Subsidiaries, on the one hand, and the MEP Unrestricted Subsidiaries, on the other”

(j) Amendment to Section 7.06 (Burdensome Agreements). Section 7.06 (Burdensome Agreements) of the Credit Agreement is amended by adding the phrase “Non-MEP” before the words “Unrestricted Subsidiary”.

(k) Amendment to title of Section 7.08 (Unrestricted Subsidiaries). The title of Section 7.08 (Unrestricted Subsidiaries) of the Credit Agreement is amended by changing such title to “Unrestricted Subsidiaries; MEP”.

(l) Amendment to Section 7.08 (Unrestricted Subsidiaries). Section 7.08(a) (Unrestricted Subsidiaries) of the Credit Agreement is amended by adding “(i)” before the phrase “the Borrower or a Restricted Subsidiary” and adding the following at the end of such section:

“and (ii) the Borrower may provide credit support in the forms of (y) causing the issuance of Financial Support Agreement Letters of Credit and providing Financial Support Agreement Parental Guaranties in accordance with the Financial Support Agreement for the benefit of Midcoast Operating and its Wholly-Owned Subsidiaries, provided that the Borrower shall not provide or cause to provide any additional Financial Support Agreement Letters of Credit or any Financial Support Agreement Parental Guarantees, or cause to be amended any existing Financial Support Agreement Letters of Credit or any existing Financial Support Agreement Parental Guaranties, if doing so would cause the sum of the Financial Support Agreement Letter of Credit Amount plus the Financial Support Agreement Parental Guarantee Amount to exceed $700,000,000, unless consented to by the Required Lenders (which consent shall not be unreasonably withheld), and (z) making loans to Midcoast Operating and its Wholly-Owned Subsidiaries in accordance with the Working Capital Loan Agreement”.

(m) Additional Amendment to Section 7.08 (Unrestricted Subsidiaries). Section 7.08 (Unrestricted Subsidiaries) of the Credit Agreement is amended by adding the following new subsection (c) thereto:

“(c) The Borrower shall continue at all times to (i) own, directly or indirectly, more than 50% of the voting equity interests of, and (ii) have the right and ability, directly or indirectly, to elect at least a majority of the board of directors or other governing body of, each general partner of MEP. As used in this subsection (c) the term “voting equity interests” of an entity means equity interests entitled to vote for members of the board of directors or equivalent governing body of such entity.”

(n) Amended Exhibit C (Form of Compliance Certificate). Exhibit C to the Credit Agreement (Form of Compliance Certificate) is amended and restated in its entirety as set forth on Annex A hereto.

SECTION 4. Conditions to Effectiveness. This Extension Agreement and Amendment shall be effective as of the Effective Date, provided that the Administrative Agent shall have received (a) counterparts of this Extension Agreement and Amendment executed by the Borrower and each Lender (which may be by telecopy or other electronic transmission); and (b) the fees agreed to be paid by the Borrower to the Lenders pursuant to the letter addressed to the Administrative Agent executed by the Borrower dated August 22, 2013 requesting the extension of the Lender’s commitments and the amendments set forth in Section 3 above, such fees to be paid based on each Lender’s Commitment as set forth on Schedule 2.01 attached hereto; provided further that the amendments to the Credit Agreement set forth in Section 3 of this Extension Agreement and Amendment will not become effective until the MEP Amendment Effective Date as herein defined, and in the event that the MEP Amendment Effective Date has not occurred on or before December 31, 2013, Section 3 of this Extension Agreement and Amendment shall be of no further force or effect.

SECTION 5. Representations and Warranties. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Extension Agreement and Amendment, the Borrower represents and warrants to the Lenders that as of the Effective Date, both immediately before and after giving effect to this Extension Agreement and Amendment, that:

(a) This Extension Agreement and Amendment has been duly authorized, executed, and delivered by the Borrower and the Credit Agreement as amended hereby constitutes its legal, valid, and binding obligations enforceable against it in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity).

(b) The representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects on and as of the Effective Date, after giving effect to this Extension Agreement and Amendment, except to the extent such representations and warranties relate solely to an earlier date, in which case, they shall be true and correct as of such date.

(c) As of the date hereof, at the time of and immediately after giving effect to this Extension Agreement and Amendment, no Default or Event of Default has occurred and is continuing.

(d) The resolutions attached as Annex C to that certain Corporate Secretary’s Certificate dated September 26, 2011 delivered by Enbridge Energy Management, L.L.C. in connection with the closing of the Credit Agreement authorize the extension of the term of the Credit Agreement and such resolutions have not been amended, modified, revoked or rescinded and remain in full force and effect.

(e) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required to be obtained or made by the Borrower by any material statutory law or regulation applicable to it as a condition to the execution, delivery or performance by, or enforcement against, the Borrower of this Extension Agreement and Amendment or the extension of the Scheduled Maturity Date provided for herein. The execution, delivery, and performance by the Borrower of this Extension Agreement and Amendment has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) violate the terms of any of the Borrower’s Organization Documents, (ii) result in any breach of, constitute a default under, or require pursuant to the express provisions thereof, the creation of any consensual Lien on the properties of the Borrower under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (iii) violate any Law, in each case with respect to the preceding clauses (i) through (iii), which would reasonably be expected to have a Material Adverse Effect.

SECTION 6. Effect. This Extension Agreement and Amendment (a) except as expressly provided herein, shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement or of any of the instruments or agreements referred to therein and does not constitute a waiver of compliance or consent to noncompliance by the Borrower with respect to the terms, provisions, conditions and covenants of the Credit Agreement and (b) shall not prejudice any right or rights which the Administrative Agent or the Lenders may now have under or in connection with the Credit Agreement, as amended by this Extension Agreement and Amendment. Except as otherwise expressly provided by this Extension Agreement and Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, from and after the MEP Amendment Effective Date, shall continue in full force and effect and is hereby ratified and confirmed in all respects, and that this Extension Agreement and Amendment and such Credit Agreement shall be read and construed as one instrument. The Borrower represents and acknowledges that it has no claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of its obligations thereunder. From and after the Effective Date, with respect to the matters provided for in Section 2 above, and from and after the MEP Amendment Effective Date, with respect to the matters provided for in Section 3 above, each reference in the Credit Agreement, including the schedules and exhibits thereto and the other documents delivered in connection therewith, to the “Credit Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby, respectively.

SECTION 7. Miscellaneous. This Extension Agreement and Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York and applicable federal law. The captions in this Extension Agreement and Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Extension Agreement and Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Extension Agreement and Amendment, it shall not be necessary to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Extension Agreement and Amendment by facsimile or in electronic form shall be effective as the delivery of a manually executed counterpart. This Extension Agreement and Amendment shall be a “Loan Document” as defined in the Credit Agreement.

SECTION 8. Entire Agreement. THE CREDIT AGREEMENT (AS AMENDED BY THIS EXTENSION AGREEMENT AND AMENDMENT) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Extension Agreement and Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the date and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership, as Borrower

By:	ENBRIDGE ENERGY MANAGEMENT,
L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:	/s/Chris Kaitson
Name: Chris Kaitson Title: Vice President – Law

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kelly Weaver
Name: Kelly Weaver Title: AVP

BANK OF AMERICA, N.A., as a Lender, a L/C Issuer and Swing Line Lender

By:	/s/ Greg M. Hall
Name: Greg M. Hall
Title: Assistant Vice President

ROYAL BANK OF CANADA, as a Lender and as an L/C Issuer

By:	/s/ Lillian D’Aleo
Name: Lillian D’Aleo
Title: Authorized Signatory

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Anne-Marie Gagnon
Name: Anne-Marie Gagnon
Title: Asset Manager

By:	/s/ Trevor Mulligan
Name: Trevor Mulligan
Title: Asset Manager

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

WELLS FARGO BANK, N.A., as a Lender and as an L/C Issuer

By:	/s/ Jeff Cobb
Name: Jeff Cobb
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, CANADA BRANCH, as a Lender

By:	/s/ Shehan J. De Silva
Name: Shehan J. De Silva
Title: Vice President

By:	/s/ David Wright
Name: David Wright
Title: Director
Head of Client Management Canada

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Andrew Oram
Name: Andrew Oram
Title: Managing Director

BNP PARIBAS, as a Lender

By:	/s/ Jerome Doucet
Name: Jerome Doucet
Title: Head of Investment Banking Energy &
Commodities Americas & Asia

By:	/s/ Serge Desrayaud
Name: Serge Desrayaud
Title: Managing Director

DNB CAPITAL LLC, as a Lender

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

By:	/s/ Kjell Tore Egge
Name:Kjell Tore Egge
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Juan Javellana
Name: Juan Javellana
Title: Executive Director

MIZUHO BANK, LTD., as a Lender

By:	/s/ Rob MacKinnon
Name: Rob MacKinnon
Title: Senior Vice President Canada Branch

CITIBANK, N.A., as a Lender

By:	/s/ Peter Kardos
Name: Peter Kardos
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Vice President

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$205,000,000	10.379746835%
Royal Bank of Canada	$205,000,000	10.379746835%
Export Development Canada	$175,000,000	8.860759494%
UBS AG, Stamford Branch	$175,000,000	8.860759494%
Wells Fargo Bank, N.A.	$175,000,000	8.860759494%
The Royal Bank of Scotland plc, Canada Branch	$150,000,000	7.594936709%
Sumitomo Mitsui Banking Corporation	$150,000,000	7.594936709%
Morgan Stanley Bank, N.A.	$110,000,000	5.569620253%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000	5.063291139%
BNP Paribas	$100,000,000	5.063291139%
DNB Capital LLC	$100,000,000	5.063291139%
JPMorgan Chase Bank, N.A.	$100,000,000	5.063291139%
Mizuho Bank, Ltd.	$100,000,000	5.063291139%
Citibank, N.A.	$75,000,000	3.797468354%
Deutsche Bank AG New York Branch	$55,000,000	2.784810127%
Total:	$1,975,000,000.00	100.00%

ANNEX A

Amended and Restated

Form of Compliance Certificate

See following page

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Enbridge Energy Partners, L.P. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and the Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                 of the [General Partner/Delegate], and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

Use following for fiscal year-end financial statements

1. Filed with the Borrower’s Form 10-K for its fiscal year ended                 , 20    , are the year-end financial statements (the “Annual Financial Statements”) required by Section 6.01(a), and if the Borrower has designated any Subsidiary other than the MEP Unrestricted Subsidiaries as an Unrestricted Subsidiary, attached hereto as Schedule 1 are the year-end financial statements, adjusted to exclude the assets and operations of the Non-MEP Unrestricted Subsidiaries. The Annual Financial Statements fairly present the financial condition, results of operations and cash flows of the Borrower and its consolidated subsidiaries in accordance with GAAP as at such date for such period.

Use following for fiscal quarter-end financial statements

1. Filed with the Borrower’s Form 10-Q for its fiscal quarter ended                 , 20    ] are the unaudited financial statements (the “Quarterly Financial Statements”) required by Section 6.01(b) for such fiscal quarter, and if the Borrower has designated any Subsidiary other than the MEP Unrestricted Subsidiaries as an Unrestricted Subsidiary (the “non-MEP Unrestricted Subsidiaries”), attached hereto as Schedule 1 are unaudited financial statements for such fiscal quarter adjusted to exclude the assets and operations of the Non-MEP Unrestricted Subsidiaries. The Quarterly Financial Statements fairly present the financial condition, results of operations and cash flows of the Borrower and its consolidated subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonable review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of its Subsidiaries performed and observed all its Obligations under the Loan Documents, and select one:

to the best knowledge of the undersigned, during such fiscal period, the Borrower and each of its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it.

—or—

to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:                     .

4. The financial covenant calculations and information set forth on Schedule 2 attached hereto are true and accurate. Attached hereto as Schedule 3 is a reconciliation of the components of such calculations as required by Section 6.02(a)(i) of the Agreement.

5. If this Compliance Certificate is being delivered by a Secretary or Assistant Secretary the words “the undersigned” set forth in paragraphs 2 and 3 above shall be deemed to mean “a Responsible Financial Officer” each time such words are used therein and the following paragraph shall apply: A Responsible Financial Officer has reviewed this Compliance Certificate and attachments and has authorized the undersigned to submit this Compliance Certificate and attachments. As used in this Compliance Certificate, a “Responsible Financial Officer” means any of the president, chief financial officer, chief accountant, controller, treasurer or assistant treasurer of the Borrower, the General Partner or the Delegate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                 .

ENBRIDGE ENERGY PARTNERS, L.P.

BY:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of Enbridge Energy Company, Inc.,
its General Partner

By:

Name:

Title:

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.09 – Leverage Ratio.

Maximum Leverage Ratio

As of the end of each applicable four-quarter period, the Borrower is required to maintain Consolidated Leverage Ratio of no greater than:
During any Period other than an Acquisition Period:			5.00:1.00
During an Acquisition Period*:			5.50:1.00

*If a Specified Acquisition has been or is hereby designated by the Borrower and the corresponding Acquisition Period is in effect as of the Statement Date, a separate sheet of paper is to be attached to this Compliance Certificate setting forth the corresponding Acquisition Closing Date (and if such Acquisition Period has terminated, the last day of such Acquisition Period), and describing the transactions that constitute such Specified Acquisition. Check the applicable line:

—	The Borrower has previously designated such Specified Acquisition; or

—	The Borrower hereby designates such Specified Acquisition.

A.	Consolidated Funded Debt as Adjusted for Funded Debt owed by the Borrower to Subsidiaries at Statement Date (calculated as follows: A.5 + (without duplication) A.8):	$

1.      Consolidated Funded Debt of the Borrower and its Subsidiaries at Statement Date (without regard to reduction for applicable Qualifying Subordinated Indebtedness and Designated Hybrid Securities):

Indicate amount of Indebtedness of Unrestricted Subsidiaries (not included in line 1): $

$

2.      Qualifying Subordinated Indebtedness at Statement Date:

(Attach additional information: indicate name(s) of subordinated creditors to whom Qualifying Subordinated Indebtedness is owed; summarize the terms of such Qualifying Subordinated Indebtedness in sufficient detail to demonstrate that it meets the requirements set forth in the definition of Qualifying Subordinated Indebtedness; and confirm that subordination agreement has been delivered)

$

	3. Face amount of Hybrid Securities at Statement Date:	$

	4. Face amount of Designated Hybrid Securities at Statement Date (not to exceed 15% of Total Capitalization):	$

Total Capitalization at Statement Date: $

Consolidated Net Worth at Statement Date (used in calculating Total Capitalization): $

Indicate amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, subject (as applicable) to year-end audit adjustments and footnotes (used in computing Consolidated Net Worth): $

	5. Consolidated Funded Debt (calculated as follows: A.1 – (A.2 + A.4)):	$

	6. Funded Debt owed by the Borrower to Subsidiaries:	$

	7. Aggregate Qualifying Subordinated Indebtedness that is included in A.5. above:	$

	8. Adjusted Funded Debt owed by the Borrower to Subsidiaries (calculated as follows: A.6 – A.7):	$

B.	Pro Forma EBITDA for Subject Period:	$

(calculate by adding lines 1 through 7 below)

	1. Consolidated Net Income:	$

Indicate Consolidated Net Income of Excluded Subsidiaries (to be excluded from line 1): $

	2. Cash distributions received from MEP Unrestricted Subsidiaries:	$

Indicate cash distributions from MEP Unrestricted Subsidiaries received by Excluded Subsidiaries (excluded from line 2): $

	3. Interest expense:	$

Indicate interest expense of Excluded Subsidiaries (excluded from line 3): $

	4. Income taxes:	$

Indicate income taxes of Excluded Subsidiaries (excluded from line 4): $

	5. Depreciation:	$

Indicate depreciation of Excluded Subsidiaries (excluded from line 5): $

	6. Amortization:	$

Indicate amortization of Excluded Subsidiaries (excluded from line 6): $

	7. Pro forma adjustment for acquisitions during Subject Period:	$

Attach detailed explanation identifying each acquisition and indicating Incremental EBITDA attributable to it

	8. Material Project EBITDA Adjustments for Subject Period:	$

Attach detailed explanation identifying each Material Project and indicating Material Project EBITDA Adjustments attributable to it

C.	Leverage Ratio (Line A ÷ Line B):		to 1.00

Quarter-end date:

Section 7.10 (Indebtedness of Non-OLP Subsidiaries) and Section 7.11 (Indebtedness of Operating Partnership and Operating Partnership Subsidiaries)

A.	Indebtedness of Non-OLP Subsidiaries

	1.	Calculate aggregate amount of Indebtedness outstanding as of the Statement Date for the Non-OLP Subsidiaries:

		(a)	Total amount of Indebtedness outstanding for the Non-OLP Subsidiaries other than Indebtedness attributable to Excess Swap Termination Value:	$

		(b)	Ratable Share of Excess Swap Termination Value (line C.3(c)):	$

		(c)	Total (Line A.1(a) plus Line A.1(b)):	$

	2.	Demonstrate compliance with Section 7.10:

		(a)	Non-OLP Pro Forma EBITDA:	$

		(b)	Calculate Non-OLP Indebtedness Limitation

			(.5 times Non-OLP Pro Forma EBITDA (line A.2(a)):	$

		(c)	Is the aggregate amount of Indebtedness outstanding for the Non-OLP Subsidiaries (line A.1(c)) greater than the Non-OLP Indebtedness Limitation (line A.2(b))?

Yes ☐

No ☐

		(d)	If yes, please answer the following:

		(i)	State the amount of excess Indebtedness:	$

		(ii)	How much of the excess Indebtedness is attributable to Excess Swap Termination Value?	$

		(iii)	Specify in reasonable detail method and timing of cure of such excess Indebtedness pursuant to Section 7.10.

B.	Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries

	1.	Calculate aggregate amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries:

		(a)	Total amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries other than Indebtedness attributable to Excess Swap Termination Value:	$

		(b)	Excess Swap Termination Value (line C.3(b)):	$

		(c)	Total (line B.1(a) plus Line B.1(b)):	$

	2.	Demonstrate compliance with Section 7.11:

		(a)	State the outstanding consolidated capitalization of the Operating Partnership and the Operating Partnership Subsidiaries:	$

		(b)	Calculate the OLP Indebtedness Limitation (.60 times the outstanding consolidated capitalization of the Operating Partnership and the Operating Partnership Subsidiaries (line B.2(a))):	$

		(c)	Is the aggregate amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries (line B.1(c)) greater than the OLP Indebtedness Limitation (line B.2(b))?

Yes ☐

No ☐

		(d)	If yes, please answer the following:

		(i)	State the amount of excess Indebtedness:	$

		(ii)	How much of the excess Indebtedness is attributable to

			Excess Swap Termination Value?	$

		(iii)	Specify in reasonable detail the method and timing of cure of such excess Indebtedness pursuant to Section 7.11.

C.	Excess Swap Termination Value

	1.	State net amount of all mark-to-market obligations of all Swap Contracts to which a Subsidiary of the Borrower is obligated as a counterparty ora guarantor:		$

(A negative number indicates a net aggregate amount owed by Subsidiaries; a positive number indicates a net aggregate amount owed to Subsidiaries)

	2.	Is line C.1 less than negative $150,000,000?

Yes ☐

No ☐

	3.	If yes, calculate the Ratable Share of the amount less than negative $150,000,000:

		(a)	State aggregate Swap Termination Value of all Swap Obligations and Guarantee Obligations of Swap Obligations of the Non-OLP Subsidiaries:	$

		(b)	State aggregate Swap Termination Value of all Swap Obligations and Guarantee Obligations of Swap Obligations of the Operating Partnership and the Operating Partnership Subsidiaries:	$

		(c)	The Ratable Share of Excess Termination Value of the Non-OLP Subsidiaries ((line C.3(a) divided by line C.1) times the amount less than negative $150,000,000):	$

		(d)	The Ratable Share of Excess Termination Value of the Operating Partnership and Operating Partnership Subsidiaries ((line C.3(b) divided by line C.1) times the amount less than negative $150,000,000):	$